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EXHIBIT 99(a)

        FOR IMMEDIATE RELEASE                             CONTACT:
                                                          Herman F. Dick, Jr.
                                                          (614) 870-5604

               CORE MOLDING TECHNOLOGIES APPOINTS NEW BOARD MEMBER

        COLUMBUS, Ohio - October 22, 2003 - Core Molding Technologies, Inc. (AMEX: CMT) announced that John P. Wright has joined the company as the seventh member of the Board of Directors. The Board's action to increase the number of directors to seven was undertaken in part to enhance compliance with recent governance initiatives and to satisfy SEC and AMEX guidelines.

        Mr. Wright is the Chairman of the Board of Ariel Corporation, a privately held manufacturer of large industrial compressors used in the natural gas business. Mr. Wright has worked at Ariel for twenty years becoming President in 1994 and serving as Chairman since 1998. During his career at Ariel, he progressed through operational roles including: computer services, materials management, operations manager and vice president. Mr. Wright was instrumental in improvement activities including: accounting and MRP II systems, JIT training, ISO 9001 certification, and the acquisition of a critical supplier. Since becoming President of Ariel, sales have grown 260 percent.

        "John is a welcome addition to the Board. His knowledge and experience will be a valuable asset that will help us realize our strategic goals of diversified growth and Lean Manufacturing/Six Sigma to further enhance shareholder value," said Malcolm M. Prine, Chairman of the Board for Core Molding Technologies, Inc.

This press release contains certain "forward-looking statements" that involve certain risks and uncertainties. Core Molding Technologies' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, watercraft and commercial products industries, the general economy, competitive factors, the dependence on five major customers, the recent efforts of Core Molding Technologies to expand its customer base, new technologies, regulatory requirements, labor relations, the loss of or inability to attract key personnel, the availability of capital, and management's decision to expand its customer base and pursue new products or businesses that involve additional cost, risks or capital expenditures.

















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